M&A COUNSELORS AND FIDUCIARIES, LLC
                          21 CUMMINGS PARK, SUITE 200
                               WOBURN, MA 01801

                                 781-376-9400
                           bhoilman@macounselors.com


                                October 7, 2004

To:  The Board Of Directors
Prestiga Capital Management, Inc.
4 Pheasant Hill Street
P. O. Box 409
Westwood, MA 02090-0409

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Prestiga Fund, LLC, a Delaware limited liability company (the "Company"), wherein your firm serves as the managing member and the preparation of a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $100,000,000 of shares of the Company (the "Shares").

For purposes of rendering this opinion, we have assumed the genuineness of all signatures; the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies. We also assume that no investor in the Shares will participate in the management of the Company. Based upon the foregoing and our familiarity with the organization of the Partnership, we are of the opinion that:

1. The Shares to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, are duly authorized by the Company to be issued and will evidence an interest in the Company as provided in the LLC Operating Agreement and when issued pursuant to those terms will be fully paid and non-assessable.

2. The Shares, when issued as described in the Registration Statement, will be legally issued.

3. Upon the purchase, the investors in the Shares will become owners of the Company prorate with the holders of all other issued and outstanding Shares of the Company and the investors liability for the losses and obligations of the Company will be limited to their investment and accumulated profits, if any, in the Fund and to the extent provided by the Delaware LLC Act and the Operating Agreement and subject only to repayment of distributions that were distributed to such shareholder in excess of their prorate interest in the Company or otherwise wrongfully and as provided by the Federal Bankruptcy laws in the event of the filing for bankruptcy by the Company.

The opinion does not extend or opine upon the legality of the sale of Shares pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We are licensed to practice law in the Commonwealth of Massachusetts only and, with your permission, we have relied upon our interpretation of Delaware General Corporation Law and LLC Act.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement to be filed by the General Partner on behalf of Prestiga Global Fund, LLC with the U. S. Securities and Exchange Commission and the states to be selected by your firm where the Shares will be offered for sale and to all references to the legality of the Shares referred to in the Form S-1 attributed to our firm.

                                                Very truly yours,


                                                /s/ C. William Hoilman
                                                C. William Hoilman
                                                For the Firm
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